Exhibit 99.1

15 December 2010

FOR IMMEDIATE RELEASE

Centre Partners Completes $980 Million Sale of Bumble Bee Foods to Lion Capital

Centre Partners Management LLC (“Centre”) is pleased to announce the completion of the sale of the operating companies of Bumble Bee Foods (“Bumble Bee”) to funds advised by Lion Capital (“Lion”) for a purchase price of $980 million. Bumble Bee is North America’s leading supplier of shelf-stable seafood and one of the world’s top 10 branded seafood companies.

Founded in 1897, Bumble Bee maintains leadership positions in virtually every segment of the U.S. and Canadian shelf-stable seafood market. The company produces and markets shelf-stable tuna, salmon, sardines, clams and other specialty seafood products that are sold under the Bumble Bee, Clover Leaf, Brunswick, Snow’s, Beach Cliff, King Oscar and Sweet Sue brands. Its best-known brands, Bumble Bee and Clover Leaf, are iconic market leaders and enjoy nearly 90% consumer awareness levels in the U.S. and Canada, respectively.

Bumble Bee’s diverse product offering is sold at every major U.S. and Canadian food retailer and food distributor, including supermarkets, mass merchandisers, drug stores, warehouse clubs and dollar stores. The company has 1,700 employees across 8 facilities in the U.S., Canada and Puerto Rico and in 2009 generated over $940 million of net revenue.

Scott Perekslis, Senior Partner at Centre Partners, said:

“We are pleased to consummate this transaction and realize the success that Bumble Bee has experienced during our recent ownership. We have enjoyed a long and fruitful partnership with Bumble Bee’s management team, led by Chris Lischewski. Mr. Lischewski and his team have delivered or exceeded the aggressive objectives we mutually set forth at the outset. We believe that this recent track record will provide the momentum for continued growth, and we wish the company every success in the years to come.”

Chris Lischewski, Bumble Bee Chief Executive Officer, added:

“We are proud of the strong track record that we have achieved with Centre Partners, who brought a unique depth of experience investing in branded consumer businesses and the food sector. Their financial support and expertise enabled us to accelerate our growth plans for the business, while allowing us to maintain our focus on operational excellence. This transaction is a clear endorsement of the efforts put forth by Centre and Bumble Bee’s dedicated management team to further strengthen the business and position it for future growth.”

Centre Partners and Bumble Bee Foods were advised by JP Morgan and Dechert; Wells Fargo and Jefferies acted as co-advisors.

Ends

For further information, please contact:

For Centre Partners

Della Sweetman, Fleishman-Hillard

(619) 237-7721

Notes to editors:

About Centre Partners

Centre Partners, founded in 1986, is a leading private equity firm with a middle market focus that seeks to make acquisitions and equity investments alongside management teams who have or desire a meaningful economic stake in the future success of their businesses. Centre Partners has invested over $3 billion in more than 90 transactions, partnering with management teams across a broad spectrum of industries. Centre Partners provides those teams with access to its unique resources, which include an extended network of experienced and proven operating executives. The firm is currently investing through its fifth fund, which has approximately $650 million of committed capital. Centre has deep investment expertise covering consumer, healthcare, industrial products and services, financial services, energy, media, restaurants, retail, and aviation services. Additional information is available at www.centrepartners.com.